Exhibit 99.1

 Image Entertainment and Digital Site Corporation Announce Exclusive
         Five-Year Home Video Sublicense Agreement for Japan

    CHATSWORTH, Calif.--(BUSINESS WIRE)--Oct. 13, 2004--

      Output Agreement Includes a $2 Million Advance on Royalties

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of exclusive DVD programming in North America, today announced the signing of an exclusive, five-year home video sublicense agreement with Digital Site Corporation, for exclusive distribution of Image programming in Japan. Prior to this agreement, Image's programming was distributed in Japan by various third parties on a title-by-title basis.
    Under the terms of the output agreement, Digital Site will be responsible for all sales, marketing, manufacturing and distribution in Japan. The agreement includes Image's available existing catalogue, as well as previously sublicensed titles as they become available and future new releases through the end of 2009. The distribution term for each program is five years or the expiration date of Image's rights. Programming will be marketed and released under the brand "Image Entertainment Japan."
    Royalty payments are set at a percentage of suggested retail price, and any overages will be paid after recoupment of a $2 million, non-refundable advance which will be paid to Image by October 22, 2004. The advance will be recorded as deferred revenue and will be recognized when royalties are earned as reported to Image by Digital Site on a quarterly basis. Image will use the $2 million to pay down amounts outstanding under its bank revolving credit facility.
    David Borshell, Image's Chief Operating Officer, said, "This agreement will greatly enhance our presence in Japan by directing our exclusive DVD programming through a single distribution channel, as we've done in other parts of the world. Digital Site and its affiliates have sales, marketing and distribution expertise which is unparalleled in Japan. We are all excited by the prospects and potential of this new relationship."
    Masafumi Odawara, Digital Site Corporation's Executive Vice President, said, "We are very honored to represent Image's great programming in Japan, especially under the newly created video label `Image Entertainment Japan'. This agreement significantly enhances our presence in the video retail market. We are also excited about the many possible opportunities this international alliance may yield in the long run."

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,600 exclusive DVD titles in domestic release and approximately 300 programs internationally via sublicense agreements. The Company also has exclusive audio, broadcast, video on demand, streaming video and download rights for many of its exclusive properties. The Company is headquartered in Chatsworth, Calif., and has a domestic distribution facility in Las Vegas, Nev. For more information on Image Entertainment, Inc., please go to www.image-entertainment.com.

    About Digital Site Corporation:

    Digital Site Corporation was established jointly in March 1998 by Ray Corporation, Sumitomo Corporation and Sumisho Electronics Co., Ltd. Digital Site is currently 100% owned by Ray Corporation. Digital Site consists primarily of four business units: DVD-Unit, CM-Unit, IVD-Unit and SYSTEM-Unit, all of which produce and distribute digital content in a variety of formats. The DVD-Unit currently releases programming from the music, animation and TV genres.

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue" or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Image Entertainment, Inc.
             Dennis Hohn Cho, 818-407-9100, ext. 262
             dcho@image-entertainment.com
              or
             MKR Group, LLC (investors)
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com